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                                                                EXHIBIT 10.3a

ITLA CAPITAL CORPORATION CONSOLIDATED NONQUALIFIED (NON-EMPLOYER SECURITIES)
                           DEFERRED COMPENSATION PLAN

                           (Effective January 1, 1997)

ITLA Capital Corporation, a Delaware business corporation has adopted the ITLA Capital Corporation Consolidated Nonqualified (Non-Employer Securities) Deferred Compensation Plan (the "Plan") effective as of January 1, 1997, as amended as of January 1, 2003. The Plan is an unfunded plan, hereby adopted, established and maintained by ITLA Capital Corporation (the "Company") for the purpose of providing benefits for certain individuals as provided herein.

                                    ARTICLE I

                           ELIGIBILITY TO PARTICIPATE

        1.1 Eligibility to Participate. For purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Plan is limited to a select group of management or highly compensated employees, and shall at all times remain unfunded.

        1.2 Designated Participants. An executive or senior management employee of the Company (which shall include for employment and compensation purposes all other related employers of the Company under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")) is eligible to become a Participant in the Plan provided such employee is designated as a Participant below or such employee is later designated by the Compensation Committee of the Board of Directors of the Company and such designation is attached as a written amendment to the Plan signed by a duly authorized officer of the Company. Under no circumstance shall an employee below the level of First Vice President be eligible to participate in the Plan. The following individuals shall constitute the eligible Participants in the Plan:

George W. Haligowski (effective January 1997)
Norval L. Bruce (effective January 1997)
Timothy Doyle (effective January 1997)
Steven Romelt (effective January 1997)
Don Nickbarg (effective May 2000)
William Schack (effective January 2002)
Scott Wallace (effective January 2002)
Lewis Horwitz (effective October 2002)
Arthur Stribley (effective October 2002)
William Callam (effective January 2003)

Once an employee becomes a Participant, he or she shall remain a Participant until all benefits to which he or she (or to the individual the Participant designates as his or her "Designated Beneficiary" in such Participant's designation of beneficiary form) is entitled to under the Plan have been paid. To the extent George Haligowski's Employment Agreement dated July 23, 1997 differs from the terms of the Plan, George Haligowski's Employment Agreement shall be the


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controlling document.

        1.3 Written Deferral Election. The individuals described in Section 1.2 shall be eligible to participate in the Plan and may do so by filing a written deferral election with the Company in a form approved by the Company. In the first year in which a Participant becomes eligible to participate in the Plan, the newly eligible Participant may make an election to defer compensation for services to be performed subsequent to the election within thirty (30) days after the date the person becomes eligible. For all other years, elections to defer payment of compensation must be made before the beginning of the calendar year for which the compensation is payable.

          1.4 Deferred Compensation Account. For each individual electing to participate in the Plan, the Company shall establish and maintain a Deferred Compensation Account. The amount of each Participant's deferred compensation shall be credited to his or her Deferred Compensation Account no later than the end of the month following the month in which the compensation would otherwise have been paid to the Participant. The Participant's Deferred Compensation Account shall also be credited and debited for deemed earnings and losses attributable to the investment (or deemed investment) of, or interest credits on, such Deferred Compensation Account under Section 2.2 or 3.1 of the Plan, whichever is applicable. The Deferred Compensation Account shall also be reduced for any distributions and withdrawals made under the Plan to a Participant or his or her Designated Beneficiary including tax and other withholdings. In general, the Deferred Compensation Accounts will be valued at the end of each calendar quarter (each a "Valuation Date"). Any Participant to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company.

          1.5 Amount of Deferrals. Each Participant may defer all or any portion of the compensation otherwise payable to him or her by the Company for the calendar year beginning after the date of said election (or for the remaining portion of the first year of participation) as specified in said written election to the Company, and the amounts so deferred by a Participant shall be paid only as provided in the Plan. In no event shall the amount of compensation deferred by a Participant under the Plan and the ITLA Consolidated Non Qualified (Employer Securities Only) Deferred Compensation Plan (the "Employer Securities Deferred Compensation Plan") exceed the amount needed to satisfy employment tax and other required payroll withholdings. A Participant may change the amount of, or suspend, future deferrals with respect to compensation otherwise payable to him or her for calendar years beginning after the date of change or suspension as specified by written notice to the Company. If a Participant elects to suspend deferrals, the Participant may make a new election to again become a Participant in the Plan. Any new election to defer payment of compensation must be made before the beginning of the next calendar year for which the compensation is payable. The election to defer shall be irrevocable as to the deferred compensation for the calendar year for which the election is made. In no event may a Participant suspend or change the amount of deferrals for a calendar year once the calendar year has commenced.

                                   ARTICLE II

                              DEFERRED COMPENSATION



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        2.1 Contributions to and Withdrawals from Trust by the Company. Within thirty (30) days after each calendar month, the Company shall transfer into the ITLA Capital Corporation Rabbi Trust (the "Trust") an amount in cash equal to the total amount of all Participant deferrals under the Plan for the preceding calendar month. In addition, as soon as practicable after each Valuation Date, the Company shall contribute cash to the Trust equal to the amount by which the deemed earnings or interest credits, whichever is applicable, on the Deferred Compensation Accounts of all Participants for the applicable calendar quarter exceeded the actual earnings of the Trust for such period, and appropriate adjustment will be made to each Participant's Deferred Compensation Account for such period. To the extent that the actual earnings of the Trust exceeded the deemed earnings or interest credits, whichever is applicable, on the Deferred Compensation Accounts of all Participants for such calendar quarter, the excess earnings will be promptly paid by the Trust to the Company, and appropriate adjustment will be made to each Participant's Deferred Compensation Account for such period. The adjustments referred to in the preceding two sentences shall likewise be made with respect to a Participant's Deferred Compensation Account as of the day next preceding (a) a Change of Control, (b) the effective date of a termination of the Plan or (c) the final installment payment of such Participant's Deferred Compensation Account, whichever is applicable. The Trust shall likewise pay funds from a Participant's Deferred Compensation Account to the Company to satisfy any tax and other withholding obligations.

          2.2 Deemed Investments. All amounts credited under the terms of the Plan to a Deferred Compensation Account maintained in the name of a Participant by the Company shall be invested (or deemed invested) in various mutual funds selected by the Company while such Participant is employed by the Company. Each Participant may select the deemed investment for his/her Deferred Compensation Account from the investment options selected by the Company and may change such deemed investments at such times and in accordance with the rules adopted by the Company. In the absence of any investment directions, Deferred Compensation Accounts will be deemed invested in the in-house sweep funds of the trustee of the Trust. Notwithstanding that the earnings or losses on deemed investments used to determine the value of Participants' Deferred Compensation Accounts are based on the actual performance of certain specified investments, neither the Company nor the Trust is obligated to invest deferrals in any particular investments. However, the Company and the Trust are required to make the adjustments set forth in Section 2.1 based upon the performance of deemed investments vs. actual investments. If any investments are made with deferrals, Participants shall have no right or interest in or with respect to such investments. Specifically, Participants shall have no voting rights with respect to any stock or securities held by the Plan. None of the Deferred Compensation Accounts in the Plan shall be actually (or deemed) invested in ITLA Capital Corporation stock. To the extent a Participant's Deferred Compensation Account, or any portion thereof, is actually invested in ITLA Capital Corporation stock as of the date of the execution of the Plan, as amended on January 1, 2003, the amount of the Participant's Deferred Compensation Account represented thereby (including the shares of such stock) shall be transferred to the Deferred Compensation Account of such Participant in the Employer Securities Deferred Compensation Plan. In the case of a deemed investment in ITLA Capital Corporation stock, such investment will be changed as soon as practicable, or alternatively, at the written election of the Participant, the amount represented thereby shall be transferred to the Participant's Deferred Compensation Account in



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the Employer Securities Deferred Compensation Plan and actually invested in ITLA
Capital Corporation stock.



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                                   ARTICLE III

                                  DISTRIBUTION

        3.1 Distribution of Deferred Compensation Accounts. On the first day of the month next following the date on which a Participant's employment with the Company and all other related employers of the Company (as determined under Section 414 of the Code) terminates for any reason including death, distribution of the amount credited to the Participant's Deferred Compensation Account in accordance with the Plan shall commence in accordance with one of the alternatives set forth below as selected by the Participant. A Participant's initial selection of the method of distribution shall be made in writing at the time the Participant first elects to defer compensation under the Plan for any given calendar year. Any such selection may be subsequently changed by a Participant by delivering a new written election to the Company (such new written election shall automatically revoke any prior written election). However, the most recent written election received by the Company prior to the thirteenth (13th) month before the Participant's termination of employment with the Company shall be controlling and any written election received within thirteen (13) months prior to the Participant's termination of employment with the Company shall be disregarded. The alternative forms of distribution shall be:

                a) a single lump sum payment equal to the Participant's total Deferred Compensation Account at termination of employment;

                b) five annual installments with the first installment (1/5 of the Participant's Deferred Compensation Account) being distributed on the first day of the month next following the Participant's termination of employment and subsequent annual installments being made on each annual anniversary of the first distribution date (1/4 of the Participant's Deferred Compensation Account on the second distribution date); or

                c) ten annual installments with the first installment (1/10 of the Participant's Deferred Compensation Account) being distributed on the first day of the month next following the Participant's termination of employment and subsequent annual installments being made on each annual anniversary of the first distribution date (1/9 of the Participant's Deferred Compensation Account on the second distribution date).

        The amount of each such annual installment will be calculated based upon the amortization of the value of the Participant's Deferred Compensation Account balance as the date of his or her termination of employment at a credited interest rate equal to 125% of the Imperial Capital Bank's (or its successor in interest) cost of funds. Interest credited to a Participant's Deferred Compensation Account as of the Valuation Date preceding the date of the next distribution shall be added to the Participant's Deferred Compensation Account and distributed as a part of the next installment. The final installment will be the balance of the Participant's Deferred Compensation Account and interest credited to the Account as of the day next preceding such final distribution.



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Except as set forth above with respect to interest crediting, a Participant's
Deferred Compensation Account shall not be adjusted for any deemed earnings or losses after the date of the Participant's termination of employment. If the Participant fails to select a distribution method in writing, distribution shall be made in a single lump sum payment. The Compensation Committee of the Board of Directors of the Company shall determine whether the distribution is made in cash or in-kind. Any distribution of securities from the Plan shall comply with all applicable federal and state securities laws. All distributions under the Plan shall be less applicable tax and other required or authorized withholdings. Notwithstanding the distribution election made by a Participant and notwithstanding that distributions have commenced in installments, the distribution of the Participant's total remaining Deferred Compensation Account shall be made in a single lump sum upon a Change of Control or termination of the Plan.

        3.2 Participant's Death. If a Participant should die before distribution of the full amount of the Deferred Compensation Account described in the Plan has been made to the Participant, any remaining amounts shall be distributed to the Participant's Designated Beneficiary by the method designated by the Participant in his or her most recent written election delivered to the Company at least thirteen (13) months prior to his or her termination of employment with the Company. Any written election received by the Company within thirteen (13) months of the Participant's termination of employment with the Company shall be disregarded. If a Participant has no Designated Beneficiary at the time of death, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant's estate in a single lump sum distribution as soon as administratively feasible following such Participant's death.

        3.3 Advance Distribution for Financial Hardship. In the event a Participant incurs an Unforeseeable Financial Emergency, such Participant may make a written request to the Company for a hardship withdrawal from his or her Deferred Compensation Account established under the Plan, provided that the entire amount requested by the Participant is not reasonably available from other resources. The amount of the withdrawal will be net of applicable tax and other required or authorized withholdings. An "Unforeseeable Financial Emergency" shall mean an unforeseeable, severe financial hardship to such Participant resulting from a sudden and unexpected illness or accident of the Participant or a family member of the Participant, loss of property of the Participant due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need. This Section shall be interpreted in a manner consistent with Section 1 ..457-2(h)(4) and 1 .457-2(h)(5) of the Treasury Regulations. The Compensation Committee of the Board of Directors of the Company shall determine in its sole discretion whether an advance withdrawal shall be permitted due to an Unforeseeable Financial Emergency. The Participant's Deferred Compensation Account shall be reduced by the amount of any advance distribution for hardship including withholdings.



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        3.4 Change of Control. Upon a Change of Control of the Company, as
defined in Section 6.7 of the Plan, the Deferred Compensation Accounts of all Participants shall be distributed in a single lump sum payment as soon as practicable to the Participants or to the Designated Beneficiaries of any deceased Participants.

     3.5 Distribution for Tax Purposes. Anything herein to the contrary notwithstanding, if, at any time, the Compensation Committee of the Board of Directors of the Company determines that an amount in a Participant's Deferred Compensation Account is includable in the gross income of the Participant and subject to withholding tax, the Compensation Committee shall permit a lump sum distribution in cash from the Participant's Deferred Compensation Account equal to (a) the amount of withholding tax applicable to the phantom gross income deemed received by the Participant from his or her Deferred Compensation Account for income and/or employment tax purposes plus (b) the withholding tax applicable to the amounts under subpart(a) and this subpart (b) constituting gross income to the Participant for income and/or employment tax purposes. The cash distribution shall be made from the Trust to the Company to satisfy the withholding tax obligation and the Participant's Deferred Compensation Account shall be reduced by the amounts so withheld.

     3.6 Limitation on Distribution to Covered Employees. Notwithstanding any other provision of the Plan, in the event that the Participant is a "covered employee" as defined in Section 162(m)(3) of the Code, or would be a covered employee if the Participant's Deferred Compensation Account were distributed in accordance with the other provisions of Article III, the maximum amount which may be distributed from the Participant's Deferred Compensation Account in any Plan Year shall not exceed one million ($1,000,000) less the amount of compensation paid by the Company to the Participant in such Plan Year which is not "performance-based" (as defined in Code Section 162(m)(4)(C)). The amount of compensation which is not "performance-based" shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 3.6 shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitations set forth in this Section 3.6. The provisions of this Section 3.6 shall not apply if the Compensation Committee of the Board of Directors of the Company, upon consultation with legal counsel, determines that the restrictions of Code
Section 162(m) do not apply to the limit the deductibility of payments made under the Plan (or otherwise by the Company) to the Participant.

                                   ARTICLE IV

                        AMENDMENT AND TERMINATION OF PLAN

        4.1 Amendment or Termination. The Company intends the Plan to remain in existence until all Participants in the Plan have received all of their benefits payable under the Plan. The Company, however, reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee of the Board of Directors of the Company. No amendment or termination of the Plan shall reduce the amount credited to the Participant's Deferred Compensation Account below the balance



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immediately prior to the effective date of the resolution amending or terminating the Plan or delay the distribution date for the Participant's Deferred Compensation Account.

        4.2 Distribution on Termination. Upon termination of the Plan, the Deferred Compensation Accounts of all Participants shall be distributed in a single lump sum payment as soon as practicable following the effective date of the Plan termination.

                                    ARTICLE V

                                CLAIMS PROCEDURE

        5.1 Claims Procedure. An initial claim for benefits under the Plan must be made by the Participant or his or her Designated Beneficiary to the Claims Reviewer which shall be the Compensation Committee of the Board of Directors of the Company (unless another person or organizational unit is designated by the Company as Claims Reviewer), in accordance with the terms of this Claims Procedure. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or his or her Designated Beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which the final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a Participant or his or her Designated Beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claim's Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefor submitted by the claimant or the claimant's duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant's written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article V.



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                                   ARTICLE VI

                                 ADMINISTRATION

        6.1 Unsecured Claims. The right of a Participant or a Participant's Designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither a Participant nor his or her Designated Beneficiary shall have any rights in or against any amount credited to any Deferred Compensation Account under the Plan or any other assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA, as amended. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Deferred Compensation Accounts under the Plan and any benefits which may be payable pursuant to the Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or a Participant's Designated Beneficiary. The Plan constitutes a mere unsecured promise by the Company to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

        6.2 Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Compensation Committee deems appropriate including the authority to determine eligibility for benefits under the Plan. The Compensation Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Compensation Committee shall be final and binding on all persons and parties concerned. The Compensation Committee may delegate any of its duties of Plan Administration to such employees or other persons as it deems appropriate.

        6.3 Expenses. Expenses of administration shall be paid by the Company. The Compensation Committee of the Board of Directors of the Company shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

        6.4 Statements. The Compensation Committee of the Board of Directors of the Company shall furnish individual annual or more frequent statements to each Participant, or each Designated Beneficiary currently receiving benefits, in such form as determined by the Compensation Committee or as required by law. The Compensation Committee may delegate the duty to provide such statements to the trustee of the Trust.

        6.5 No Enlargement of Rights. The sole rights of a Participant or Designated Beneficiary under the Plan shall be to have the Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be



                                       9
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interpreted as a guaranty that any assets or funds in any trust which may be established in connection with the Plan or assets of the Company will be sufficient to pay any benefits hereunder. Further, the adoption and maintenance of the Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

        6.6 Rules and Procedures. The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual's care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual's benefits to such conservator, person legally charged with such individual's care, or institutions contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan to such individual.

        6.7 Change of Control. Notwithstanding any provision to the contrary, in the event of a Change of Control, as defined herein, Participants shall receive their Deferred Compensation Accounts in a single lump sum payment as soon as administratively feasible following the date of the Change of Control. The term "Change of Control" means the occurrence of any of the following events with respect to the Company: (1) any person (as the term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33.33% or more of the Company's outstanding voting securities; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two thirds of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity (unless the continuing ownership requirements clause (4) below are met with respect to the resulting entity); or (4) a merger or consolidation of the Company with any other corporation other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto represent at least 66.67% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation. The term "Change of Control" shall not include: (1) an acquisition of securities by an employee benefit plan of the Company; or (2) any of the above mentioned events or occurrences which require but do not receive the requisite government or regulatory approval to bring the event or occurrence to fruition.

        6.8 Information. Each Participant shall keep the Company informed of his or her current address and the current address of his or her Designated Beneficiary. The Company shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant's benefits payable under the Plan may first be made, payment may be made as though the Participant or his or her Designated Beneficiary had died at the end of such three-year period.

        6.9 Loss. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company including the trustee of the Trust shall be liable to any Participant, any Participant's Designated Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

        6.10 Indemnification. The Company shall indemnify and hold harmless the members of the Board of Directors, the trustee of the Trust and any other persons to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorneys' fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and under ERISA, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons or to the extent such indemnification is specifically prohibited by ERISA. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this Section applies. If any Board member or any person covered by this indemnification clause determines that the defense provided by the Company is inadequate, that member or person shall be entitled to retain separate legal counsel for his or her defense and the Company shall be obligated to pay for all reasonable legal fees and other court costs incurred in the course of such defense unless a court of competent jurisdiction finds such person has acted in bad faith or engaged in willful misconduct or criminal acts.

        6.11 Trust Matters. The Company's obligations under the Plan with respect to Deferred Compensation Accounts may be satisfied with Trust assets distributed pursuant to the terms of the Plan and any such distribution shall reduce the Company's corresponding obligation under the Plan with respect thereto. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to, invested by, and held in the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. Except for amendments to the Trust to comply with applicable laws, no amendment or modification shall be made to the Trust with respect to the Plan without the prior written consent of all Participants in the Plan who have Deferred Compensation Accounts.

        6.12 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of California.



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

        IN WITNESS WHEREOF, ITLA Capital Corporation has caused this Plan to be executed on this 13th day of November, 2003.

By /s/ JEFFREY L. LIPSCOMB
   --------------------------------------
   Jeffrey L. Lipscomb, member of the
       Board of Directors
   Chairman of the Compensation Committee

On behalf of ITLA Capital Corporation



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